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                                  EXHIBIT 21.1

                     TIPPERARY CORPORATION AND SUBSIDIARIES


                              Tipperary Corporation
                         Tipperary Oil & Gas Corporation
                           Burro Pipeline Corporation
                           Monroe Fractionating, Inc.
                               Claiborne Gas, Inc.